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                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in the Registration Statement on Form S-3 of Cisco Systems, Inc. for the registration of 1,437,109 shares of its common stock, of our reports dated August 4, 1997, on our audits of the consolidated financial statements and financial statement schedule of Cisco Systems, Inc. as of July 26, 1997 and July 28, 1996, and for the years ended July 26, 1997, July 28, 1996, and July 30, 1995 which reports are included in the Company's 1997 Annual Report on Form 10-K, filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption "Experts."



                                                        COOPERS & LYBRAND L.L.P.

San Jose, California
March 30, 1998